Exhibit 99.1

PRESS RELEASE                                                 Source: Pay88, Inc

PAY88 EXECUTES LETTER OF INTENT TO ACQUIRE CHINA BASED QIANBAO TECHNOLOGY

Thursday June 8, 2006

Nevada, June 8, 2006 - Pay88, Inc. (OTC: PAYI) today announced that on June 8, 2006 it signed a Letter of Intent with QianBao Technology, a Chinese company. If the contemplated transaction closes, Pay88, Inc. shall acquire certain assets from QianBao Technology, including without limitation, various intellectual property, approximately $300,000 in cash, certain real estate holdings, its online payment platform system, software, domain name and its customer base. In consideration for the assets purchased, Pay88 shall issue preferred stock to QianBao, with certain preferences and conversion rights to be negotiated between the parties. The assets shall be delivered to the Buyer free and clear of any liens and encumbrances.


"This intended transaction with QianBao Technology is consistent with our business strategy to leverage extensive resources to create increased value for our shareholders," said Guo Fan, Pay88's CEO. "Aside from obtaining an immediate base of electronic payment revenues, we believe that the acquisition of QianBao will help us to expedite our business plan and allow for broader market penetration"

The closing of the transactions contemplated by this Agreement is subject to the completion of the due diligence investigation of both parties, the execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the Closing occur on or before October 31, 2006. The parties shall use their best efforts to achieve same.

About QianBao

According to QianBio, QianBao specializes in creating business networks for the distribution of online payment systems and platforms. Currently Qian Bao has over 1,000 commercial users and a large private individual customer base. Additionally, QianBao has integrated more than 800 digital products into the companys payment network system. Some of QianBao strategic partners include China Industrial and Commercial Bank, Agricultural Bank of China, China Construction Bank, China Merchants Bank and China Minsheng Bank.

About Pay88


Pay88 is focused on the business of facilitating electronic money transfers from the United States to China. Electronic money transfers are transfers of funds via the internet between consumers from one location to another. Our goal is to offer persons in the United States near instantaneous, efficient and secure online money transfer services to China.

Certain information contained in this Press Release is considered forward looking statements. Investors and prospective investors are cautioned about significant factors which have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Press Release contains forward-looking statements relating to future activity, including closing of the acquisition and operational and business prospects. The Company's results may be affected by, among other factors, lack of Board approval for the proposed transaction with QianBao failure of the companies to negotiate the terms of the preferred stock, incomplete results of the due diligence investion of QianBio and its business; business abilities and judgment of personnel, availability of qualified personnel, integration of the business into the operations of Pay88, and changes in, or failure to comply with various government regulations. Actual results may also differ as a result of factors over which we have no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company's activities.